Exhibit 99.2
February 12, 2021
ARYA Sciences Acquisition Corp III
51 Astor Place, 10th Floor
New York, NY 10003
Consent to Reference in Proxy Statement/Prospectus/Information Statement
ARYA Sciences Acquisition Corp III (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the merger described in the proxy statement/prospectus/information statement.
Sincerely,

/s/ Parag Mallick
Parag Mallick